Exhibit 10.3





                             John H. Harland Company
                                2939 Miller Road
                             Decatur, Georgia 30035


                                 April 21, 2005

                                                       PERSONAL & CONFIDENTIAL

VIA HAND DELIVERY

Mr. Timothy C. Tuff
3406 Valley Circle
Atlanta, Georgia 30305

Dear Tim:

         On behalf of the Board of Directors, I am delighted to offer you continued employment as Chairman, Chief Executive Officer and Director of the John H. Harland Company (the "Company") on the following terms and conditions.

Term

         Subject to the terms and conditions set forth in this letter, upon your acceptance of the offer described in this letter, the Company agrees to employ you, and you agree to be employed by the Company, for a term of five years, beginning as of January 1, 2005 and ending December 31, 2009; provided, however, that nothing in this letter or in any Exhibit hereto shall affect your right or the right of the Company to terminate your employment with the Company at any time in accordance with the Noncompete and Termination Agreement attached hereto as Exhibit 1 (the "Noncompete Agreement").

Salary

         An annual base salary of $750,000 will be payable to you effective January 1, 2005. Such salary will be paid in accordance with the Company's normal payroll practices for executive officers and will be reflected in the first payroll that occurs after you sign this letter agreement. Additionally, the Company will pay you a lump sum make-up payment at the same time as your salary increase is reflected in the payroll equal to the difference between the salary you are due under this letter agreement for the period from January 1, 2005 through the date this letter agreement is signed by you and the salary that you actually were paid during that period. All payments will be reduced by applicable withholdings. The Governance Committee of the Board of Directors of the Company (the "Committee") will review your base salary annually in light of the competitiveness of your then-current salary in the marketplace for similarly situated companies, your performance and other factors all as determined by the Committee. This review will occur in conjunction with the Committee's review of compensation paid to the Company's other executive employees. Based upon the


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Committee's review, your salary may be increased, for the year in which the review occurs, but shall not be decreased except and to the extent (a) you consent in writing to such reduction, or (b) the Company can demonstrate by clear and convincing evidence that such reduction was based on your failure to reasonably perform your duties and responsibilities under the circumstances and, further, that such reduction was made only after the Company had provided you with written notice of such failure and a reasonable period of time to correct such failure. You will not receive any additional compensation for your service as a director of the Company.

Senior Management Incentive Bonus Plan

         You will be covered under the Company's Senior Management Incentive Plan, a copy of which is attached as Exhibit 2, subject to approval of such plan by our shareholders at our 2005 annual meeting of shareholders. For each year during the term of this letter agreement (including the calendar year 2005, your target bonus opportunity will be 80% of your base salary (for the year to which the bonus relates) with a maximum bonus of 160% of such base salary. The criteria for the 2005 bonus was established by the Committee during the first quarter of this year. For each subsequent year, the Committee will review your bonus, and as a result of any such review, the criteria for the bonus may be changed as deemed appropriate by the Committee.

Stock Options

         Effective as of April 20, 2005, the Company will grant you options to purchase 500,000 shares of its Common Stock, pursuant to the stock option agreement attached hereto as Exhibit 3 (the "Option Agreement").

Other Long-Term Compensation Opportunities

         The Committee will review your overall compensation and long-term compensation opportunities annually (including the calendar year 2005), in view of competitive market conditions, the Company's performance and your performance, and it is the intent of the Committee to provide additional long-term compensation opportunities for you with a value as of the grant date in the range of $400,000 to $600,000 per year, but the Committee is under no obligation to grant such additional long-term compensation awards. Such additional long-term compensation awards may be made in the form of restricted stock, performance share grants or cash or a combination of the three and each such grant shall be designed to defer payment of compensation or transfer of stock to you not later than the third (3rd) anniversary of the grant date, or, if sooner, December 31, 2009; provided, however, that such awards shall vest 100% upon (a) the occurrence of a Change in Control (as defined in the Option Agreement); (b) the Company's termination of your employment with the Company without Cause (as defined in the Noncompete Agreement); (c) your termination of employment with the Company for Good Reason (as defined in the Noncompete Agreement); or (d) the termination of your employment with the Company by reason of your death or disability (as defined in the Option Agreement) on or before December 31, 2009.


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Supplemental Executive Retirement Plan

         We have attached as Exhibit 4 a revised 2005 SERP agreement that provides you with the right to obtain certain supplemental retirement funds, upon the termination of your employment with the Company under certain conditions, all as provided in Exhibit 4 hereto. In addition, you will continue to be eligible for benefits under your Supplemental Retirement Agreement dated as of January 1, 2002, a copy of which is attached as Exhibit 5.

Noncompete and Termination Agreement

         We have attached as Exhibit 1 the form of the Noncompete Agreement which the Company proposes to enter into with you.

Parachute Payments

         Due to our mutual concerns regarding the nondeductibility of payments or other benefits received by you in the event of a Change in Control, and the potential of an excise tax being incurred by you in such event, the Noncompete Agreement provide for limits on payments and vesting of rights when a Change in Control takes place.

Life Insurance and Disability

         Attached as Exhibit 6 is a table of life insurance and disability benefits currently provided under Harland's benefits program, which will be available to you as set forth in the exhibit. You will be entitled to life insurance coverage in the amount of 1 1/2 times your salary.

Indemnification and D&O Insurance

         Attached as Exhibit 7 is a summary of the indemnification provisions of the Company's Bylaws and the terms of its D&O insurance.

Miscellaneous

         You will be entitled to four weeks paid vacation each year. It is the Company's policy to pay for the preparation of your tax returns, as well as an annual physical examination. In addition, the Company will pay your dues at the Capital City Club and another club of your choice.

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Other Agreements

         Upon your acceptance of the offer described in this letter, the terms and conditions set forth herein, including the attached Exhibits, will replace any and all previous agreements and understandings regarding the terms and conditions of your employment relationship with the Company (other than your outstanding stock option agreements), and will constitute the entire agreement between you and the Company with respect to your employment. In consideration for the terms and conditions set forth in this letter, you agree that by accepting this offer, you expressly waive any rights you have, or might have, under your letter agreement with the Company dated January 17, 2002 and related Exhibits (the "Prior Agreement") (except your rights under your existing stock option agreements and your Supplemental Retirement Agreement dated as of January 1, 2002, and except for your rights under any current or former indemnification provision or under any current or former D&O insurance policy), and that the Prior Agreement will have no effect after your acceptance of this offer. Finally, in the event of any conflict or inconsistency between this letter and an Exhibit addressing the same subject matter, the terms of the Exhibit shall control over the terms of this letter.

         To indicate your acceptance of this offer, please sign and date this page in the box below and return it to us. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. We look forward to a continued fruitful relationship with you.

                                                 Sincerely,



                                                 ------------------------
                                                 G. Harold Northrop
                                                 Chair, Governance Committee
                                                 of the Board of Directors

cc:      Board of Directors




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I hereby accept the offer described in this letter, including the attached exhibits.

----------------------------
Timothy C. Tuff

Dated: April 21, 2005
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